BF Borgers CPA PC
www.bfbcpa.us

May 2, 2019

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re: Blockchain Holdings Capital Ventures, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K/A dated May 2, 2019, of Blockchain Holdings Capital Ventures, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

B F Borgers CPA PC

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO